Filed Pursuant to Rule 433
Registration Statement No. 333-158199-10
January 11, 2010

$2,500,000,000

5.400% SUBORDINATED NOTES DUE 2020

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Subordinated Fixed-Rate Notes
Ratings:	Moody’s: Aa2 (Outlook Negative) Standard & Poor’s: A (Outlook Stable) Fitch: A+
Minimum denomination:	$2,000 x $1,000
Trade date:	January 11, 2010
Settlement date:	January 14, 2010
Maturity date:	January 14, 2020
Principal amount:	$2,500,000,000
Benchmark:	UST 3.375% due November 15, 2019
Benchmark yield and price:	3.812% or 96 – 14
Re-offer spread to benchmark:	+162 bps
Re-offer yield to maturity:	5.432%
Coupon:	5.400%
Public offering price:	99.756%
Gross spread:	0.450%
Net proceeds to Issuer:	$2,482,650,000
Interest payment dates:	January 14th and July 14th. First payment on July 14, 2010.
Day count:	30/360
CUSIP:	22546QAD9
ISIN:	US22546QAD97
Sole bookrunner (91.0%):	Credit Suisse Securities (USA) LLC
Co-managers (0.5% each):

Banc of America Securities LLC

BB&T Capital Markets, a division of Scott & Stringfellow LLC

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Comerica Securities, Inc.

Deutsche Bank Securities Inc.

DZ Financial Markets LLC

Fifth Third Securities, Inc

FTN Financial Securities Corp.

KeyBanc Capital Markets Inc.

Morgan Keegan & Company, Inc.

Popular Securities, Inc.

RBC Capital Markets Corporation

SunTrust Robinson Humphrey, Inc.

US Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Junior co-managers (0.25% each):	Aladdin Capital LLC MFR Securities, Inc. Samuel A. Ramirez & Company, Inc. Trilon International Inc.

The issuer has filed a registration statement, including a prospectus, a prospectus supplement, and a preliminary pricing supplement with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

1